SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) August 3, 2004

The Liberty Corporation

(Exact name of Registrant as Specified in Charter)

South Carolina	1-5846	57-0507055

(State or Other Jurisdiction	(Commission File	(IRS Employer
of Incorporation)	Number)	Identification No.)

135 South Main Street, Greenville, SC	29601

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (864) 241-5400

n/a

(Former Name or Former Address, if Changed Since Last Report)

ITEM 12. DISCLOSURE OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION

[LIBERTY CORPORATION LETTERHEAD]

     For further information: Howard Schrott, 864-241-5400

LIBERTY CORPORATION REPORTS SECOND QUARTER RESULTS

Greenville, SC (August 3, 2004) - The Liberty Corp. (NYSE: LC) today reported financial results for the second quarter and six months ended June 30, 2004. Liberty owns and operates 15 network-affiliated television stations along with other ancillary businesses.

          Earnings for the quarter were $0.16 per diluted share compared with $0.35 per diluted share for the same period of the prior year. For the quarter, operating income was $9.9 million compared with $11.5 million in the prior-year period. Year-to-date earnings per diluted share were $0.41 compared with $0.53 for the prior-year period. Year-to-date operating income was $17.9 million compared with $17.0 million for the prior-year period.

-MORE-

LC Reports Second Quarter Results

August 3, 2004

          Earnings results for the quarter were affected by two charges. The first was a $1.6 million expense related to the settlement of all outstanding issues associated with the terminated transaction with GNS Media. During 2003, the Company announced it was in negotiations with GNS for the purpose of entering into certain agreements associated with GNS’ purchase of a television station. Those negotiations were subsequently terminated. The second charge was a $5.3 million impairment to one of the Company’s strategic investments in a developer of digital entertainment to be viewed in movie theatre auditoriums.

          For the quarter, net revenue was $55.0 million compared with $51.7 million for the prior-year second quarter, an increase of seven percent. Broadcast operating profit for the quarter was $22.2 million, compared with $21.2 million in the prior year, an increase of five percent. Year-to-date net revenue was $102.9 million compared with $95.6 million for the prior-year period, an increase of eight percent. Year-to-date broadcast operating profit was $39.5 million, compared with $35.9 million in the prior year, an increase of ten percent. A reconciliation of broadcast operating profit to operating income is presented below. For a full discussion and analysis of results, refer to the Company’s quarterly filing on form 10-Q.

          “Many indicators continue to point to a strengthening economy,” said Hayne Hipp, Chief Executive Officer of Liberty. “General economic growth, coupled with the upcoming Olympics and political races, should generate increases in television ad spending, especially for well-positioned, highly rated stations such as those in the Liberty portfolio.”

-MORE-

LC Reports Second Quarter Results

August 3, 2004

          Broadcast operating profit, a measurement of earnings, is used by the Company to evaluate the operating performance of its media properties, and is not a measure of financial performance under generally accepted accounting principles (GAAP). Broadcast operating profit is not a standardized measure and may be calculated in a number of ways. Liberty defines broadcast operating profit as operating income plus depreciation and amortization, net losses on disposed assets, cash earned in excess of revenue recorded on network affiliation contracts, non-cash compensation, and corporate cash expenses.

          A major group broadcaster, Liberty owns fifteen network-affiliated television stations, including eight NBC affiliates (WAVE-TV, Louisville, KY; WIS-TV, Columbia, SC; WLBT-TV, Jackson, MS; WFIE-TV, Evansville, IN; WSFA-TV, Montgomery, AL; KCBD-TV, Lubbock, TX; WALB-TV, Albany, GA and KPLC-TV, Lake Charles, LA); five ABC affiliates (KLTV-TV, Tyler, TX; KTRE-TV, the satellite affiliate of KLTV in Lufkin, TX; WLOX-TV, Biloxi, MS; WWAY-TV, Wilmington, NC and KAIT-TV, Jonesboro, AR); and two CBS affiliates (WTOL-TV, Toledo, OH and KGBT-TV, Harlingen, TX).

          For further information about Liberty, visit the corporate website, http://www.libertycorp.com

*  *  *  *  *

          The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information contained herein or in any other written or oral statements made by, or on behalf of the Company, is or may be viewed as forward-looking. The words “expect,” “believe,” “anticipate” or similar expressions identify forward-looking statements. Although the Company has used appropriate care in developing any such forward-looking information, forward-looking information involves risks and uncertainties that could significantly impact actual results. These risks and uncertainties include, but are not limited to, the following: changes in national and local markets for television advertising; changes in general economic conditions, including the performance of financial markets and interest rates; competitive, regulatory, or tax changes that affect the cost of or demand for the Company’s products; and adverse litigation results. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future developments, or otherwise.

-MORE-

THE LIBERTY CORPORATION
Income Statement Information

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In 000’s, except per share data)	2004	2003	2004	2003
	(Unaudited)
REVENUES
Station revenues (net of commissions)	$51,138	$48,062	$95,738	$88,941
Cable advertising and other revenues	3,899	3,599	7,130	6,654

Net revenues	55,037	51,661	102,868	95,595
EXPENSES
Operating expenses	32,441	30,300	62,680	59,504
Amortization of program rights	1,781	1,744	3,516	3,460
Depreciation and amortization of intangibles	5,047	4,522	9,539	8,822
Corporate, general, and administrative expenses	5,882	3,583	9,185	6,825

Total operating expenses	45,151	40,149	84,920	78,611
Operating income	9,886	11,512	17,948	16,984
Net investment income (loss)	(4,739)	(644)	(5,389)	(748)
Interest expense	(242)	—	(262)	—

Income before income taxes	4,905	10,868	12,297	16,236
Provision for income taxes	1,839	4,076	4,611	6,089

Net income	$3,066	$6,792	$7,686	$10,147

Diluted earnings per common share	$0.16	$0.35	$0.41	$0.53

Weighted average common dilutive shares	18,663	19,229	18,787	19,283

Actual common and common equivalent shares outstanding at end of period	18,771	19,237	18,771	19,237

SELECTED BALANCE SHEET DATA:
Cash and cash equivalents			$35,807	$57,872
Debt outstanding			$55,000	$—
RECONCILIATION OF OPERATING INCOME TO BROADCAST OPERATING PROFIT:
Operating income per income statement	$9,886	$11,512	$17,948	$16,984
Add:
Depreciation and amortization	5,047	4,522	9,539	8,822
Adj. for network compensation due vs. accrued	920	1,232	1,841	2,466
Net loss (gain) on disposals	—	(5)	(18)	(5)
Non-cash compensation	1,235	757	2,126	1,997
Corporate cash expenses	5,143	3,205	8,016	5,603

Broadcast operating profit	$22,231	$21,223	$39,452	$35,867

-END-

     SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

THE LIBERTY CORPORATION
By:	/s/ Martha Williams
	Name:	Martha Williams
	Title:	Vice President, General Counsel and Secretary

August 3, 2004